EXHIBIT 5.1

                                 BRYAN CAVE LLP
                           1290 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10104

                                  June 27, 2005

GameStop Corp.
625 Westport Parkway
Grapevine, Texas 76051

Re:  GameStop Corp.
Registration Statement on Form S-8

Ladies and Gentlemen:

We are rendering this opinion in connection with the registration by GameStop Corp., a Delaware corporation (the "Company"), of 5,000,000 shares (the "Shares") of its Class A Common Stock, par value $.001 per share, under the Securities Act of 1933, as amended, pursuant to the above-referenced Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 27, 2005 (the "Registration Statement"). The Shares are reserved for issuance upon the exercise of options or other awards granted under the Company's Amended and Restated 2001 Incentive Plan (the "Incentive Plan").

We are familiar with the Amended and Restated Certificate of Incorporation, as amended, and the By-laws of the Company and have examined copies of the Registration Statement, the Incentive Plan, the resolutions adopted by the Company's Board of Directors, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, evidence of corporate action, certificates and other instruments, and have made such other investigations of law and fact, as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, and upon such further investigation as we have deemed relevant, we are of the opinion that the Shares, when issued in accordance with the terms of the Incentive Plan, including payment of the applicable purchase price, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Shares and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

Very truly yours,

BRYAN CAVE LLP